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                                                                    EXHIBIT 14.1
                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Spectrum Signal Processing Inc.

We consent to the incorporation by reference in the registration statement (No. 333-30136) on Form S-8 of Spectrum Signal Processing Inc. of our report dated January 30, 2004, except as to notes 14 (b) and (c), which are as of March 23, 2004, with respect to the consolidated balance sheets of Spectrum Signal Processing Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003, annual report on Form 20-F of Spectrum Signal Processing Inc.

/s/ KPMG LLP
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Chartered Accountants
Vancouver, Canada
March 30, 2004